May 18, 1999

Mr. Stephen M. Plefka
Boston EquiServe
150 Royall Street
Canton, Massachusetts 02021

Re:  TERMINATION OF APPOINTMENT AS RIGHTS AGENT

Dear Steve:

         Pursuant to notice sent to you by Reebok International Ltd. (the "Company") on April 30, 1999, The First National Bank of Boston (the "Bank") will be removed as Rights Agent as of May 31, 1999 under the Common Stock Rights Agreement dated as of June 14, 1990 between the Company and the Bank (the "Rights Agreement"). Such notice also informed you that American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 ("AST") will be appointed successor Rights Agent as of June 1, 1999.

         The Bank agrees to deliver and transfer to the successor Rights Agent, AST, all property held by the Bank as Rights Agent under the Rights Agreement and to provide any further assistance or documentation necessary for AST to perform its duties as Rights Agent under the Rights Agreement.

         Please sign below to acknowledge the removal of the Bank as Rights Agent under the Rights Agreement as of May 31, 1999 and the appointment of AST as successor Rights Agent as of June 1, 1999 and return the signed copy of this letter to Randi Ingerman, Reebok International Ltd., 100 Technology Center Drive, Stoughton, MA 02072.

                                                Sincerely,

                                               REEBOK INTERNATIONAL LTD.


                                               By: /s/ KENNETH WATCHMAKER
                                                   Kenneth Watchmaker
                                                   Executive Vice President and
                                                   Chief Financial Officer

AGREED TO AND ACKNOWLEDGED:

BANKBOSTON, FORMERLY KNOWN AS
THE FIRST NATIONAL BANK OF BOSTON


By: /s/ TYLER HAYNES, III           Date: May 24, 1999
Name:  Tyler Haynes, III
Title: Administration Manager


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